Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Third Quarter Adjusted Earnings Per Share of $1.50;
Begins Methanol Production at Clear Lake Facility;
Raises Adjusted Earnings Outlook Range to $5.90 to $6.10 Per Share

Dallas, October 19, 2015: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported third quarter 2015 adjusted earnings per share of $1.50. The company's strong earnings result reflected continued focus on opportunities to serve key markets while also driving efficiency throughout our complementary cores. During the quarter, the company also made progress on a number of strategic initiatives while also setting several performance records. Highlights for the quarter follow.
Quarter highlights:

•
The company completed construction and began methanol production at its 1.3 million ton production unit in Clear Lake, Texas, a joint venture between Celanese and Mitsui & Co., Ltd., of Tokyo, Japan, in October 2015

•	Adjusted EBIT margin was a third quarter record at 21.6 percent, 150 basis points higher than the prior year quarter and 40 basis points below the prior quarter

•	Materials Solutions delivered record performance with adjusted EBIT of $211 million and core income margin of 36.8 percent

•	The company deployed $420 million to repurchase 6.6 million shares of common stock and reduced its outstanding share count by 4.3 percent

•	The company also announced its plans to repurchase $1 billion of its shares over the next two years, based on confidence in its ability to generate strong free cash flow

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
	(unaudited)
	(In $ millions)
Net Sales
Advanced Engineered Materials	326	346	366
Consumer Specialties	247	249	291
Total Materials Solutions	573	595	657
Industrial Specialties	274	287	314
Acetyl Intermediates	680	707	937
Eliminations	(82)	(83)	(109)
Total Acetyl Chain	872	911	1,142
Other Activities	—	—	—
Intersegment eliminations	(32)	(29)	(30)
Total	1,413	1,477	1,769

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss) Attributable to Celanese Corporation(1)
Advanced Engineered Materials	58	67	51
Consumer Specialties	77	77	105
Total Materials Solutions	135	144	156
Industrial Specialties	19	28	16
Acetyl Intermediates	64	58	175
Total Acetyl Chain	83	86	191
Other Activities	(22)	(38)	(36)
Total	196	192	311
Net earnings (loss)	151	201	252
Adjusted EBIT / Total segment income(1)	305	325	355
Operating EBITDA(1)	375	391	428
Diluted EPS - continuing operations	$1.07	$1.34	$1.66
Diluted EPS - total	$1.07	$1.33	$1.63
Adjusted EPS(1)	$1.50	$1.58	$1.61
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

"I am incredibly proud of the team at Clear Lake for their commitment and tireless efforts to complete construction and begin production at the methanol unit. This strategic investment provides us with certain supply of a critical raw material, allowing us to capture the economic benefit of abundant low cost U.S. natural gas," said Mark Rohr, chairman and chief executive officer. "By leveraging existing infrastructure and executing an aggressive project plan, we completed the methanol unit and reached full operating rates in only 21 months at a capital cost of under $700 per ton, an impressive accomplishment and testament to our ability to execute on our strategic goals."
"I am also pleased to report third quarter adjusted earnings of $1.50 per share. Segment income margin was a third quarter record at 21.6 percent, a 150 basis point increase over the prior year on record margin in Materials Solutions and productivity actions across the company. This more than offset lower margin in the Acetyl Chain due to higher methanol costs prior to start up of the Clear Lake methanol unit. Free cash flow was $101 million for the quarter, and we returned a record $467 million of cash to our shareholders through $420 million in share repurchases and $47 million in dividends," said Rohr.
Third Quarter Business Segment Overview
Materials Solutions
Core income in Materials Solutions was $211 million on net sales of $573 million. Core income margin was 36.8 percent, up 590 basis points year-over-year and 200 basis points sequentially.
Advanced Engineered Materials
Advanced Engineered Materials generated record segment income of $106 million on net sales of $326 million. Segment income margin was 32.5 percent, 870 basis points higher than the prior year and 300 basis points higher than the previous quarter. Earnings in the base engineered materials business, excluding affiliates, were a third quarter record at $63 million, 43 percent higher than the prior year and 11 percent lower than the prior quarter on normal seasonality. Volume declined 5 percent versus the prior quarter as the businesses maintained pricing discipline and commercial selectivity, prioritizing and commercializing its most profitable projects. Pricing was down 1 percent sequentially. Success in this business continues to be driven by our ability to work closely with customers and develop innovative solutions that leverage our broad and differentiated polymer portfolio. During the quarter, the business completed and launched over 200 projects, including both new products and new applications. Affiliate earnings were $43 million, consistent with the prior year and 39 percent higher sequentially.
Consumer Specialties
Third quarter segment income in Consumer Specialties was $105 million, consistent with the prior quarter, on net sales of $247 million. Segment income margin was a record at 42.5 percent, 30 basis points higher than the prior quarter primarily due to continued productivity initiatives, primarily energy. Third quarter volume and pricing were consistent with second quarter levels. Dividends from the cellulose derivatives ventures were $25 million.
Acetyl Chain
Core income in the Acetyl Chain was $112 million on net sales of $872 million. Core income margin was 12.8 percent, down 220 basis points from the prior quarter primarily due to higher U.S. methanol costs. The higher methanol costs were driven by the expiration of an advantaged long-term supply contract at the end of the second quarter. Sequentially, volume declined by 2 percent and price decreased 2 percent primarily due to normal seasonality in emulsion polymers and continued muted demand in China.
Cash Flow
The company generated operating cash flow of $173 million and free cash flow of $101 million in the third quarter. Operating cash flow was lower sequentially, due to the timing of cash tax payments and receipt of affiliate dividends versus the prior quarter. Net capital expenditures were $72 million in the quarter.
The company repurchased 6.6 million shares during the quarter, deploying $420 million in cash. The company also announced a new $1 billion repurchase authorization that it intends to execute over the next two years.
Outlook
"We are confident in the ability of our complementary businesses to drive unique value despite dramatic year-over-year currency headwinds, stress in global macroeconomic environments, and the recent slowdown in China. Our focus on those things we control and our unrelenting drive to create customer value allow us to match market needs on moderate macroeconomic trends. For the year we are increasing our 2015 adjusted earnings outlook range to $5.90 to $6.10 per share," said Rohr.
The company's earnings presentation and prepared remarks related to the third quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on October 19, 2015. Information previously included in supplemental tables to our press release is now included in a separate Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Reconciliation of Non-US GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2014 net sales of $6.8 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Presentation
This release presents the company's business segments in two subtotals, reflecting our two cores, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. The Acetyl Chain includes the company's Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the company's Advanced Engineered Materials segment and the Consumer Specialties segment. For comparative purposes, the historical financial information included herein has been presented to reflect the Acetyl Chain and Materials Solutions subtotals. There has been no change to the composition of the company's business segments.
Non-GAAP Financial Measures
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, operating EBITDA, operating profit (loss) attributable to Celanese Corporation, adjusted earnings per share, free cash flow and net debt. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for operating profit (loss) attributable to Celanese Corporation is operating profit (loss); for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; for free cash flow is cash flow from operations; and for net debt is total debt.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, refinancing expense and taxes, and further adjusted for certain items attributable to Celanese Corporation. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT by core may also be referred to by management as core income.

•
Operating EBITDA is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, refinancing expense, taxes and depreciation and amortization, and further adjusted for certain items attributable to Celanese Corporation. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•	Operating profit (loss) attributable to Celanese Corporation is defined by the Company as operating profit (loss), less earnings (loss) attributable to noncontrolling interests ("NCI").

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Free cash flow is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from Mitsui & Co., Ltd. to Fairway Methanol LLC.

•	Net debt is defined by the Company as total debt less cash and cash equivalents.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about October 19, 2015 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
	(In $ millions, except share and per share data)
Net sales	1,413	1,477	1,769
Cost of sales	(1,110)	(1,102)	(1,333)
Gross profit	303	375	436
Selling, general and administrative expenses	(93)	(106)	(118)
Amortization of intangible assets	(3)	(3)	(5)
Research and development expenses	(19)	(59)	(22)
Other (charges) gains, net	(4)	(10)	20
Foreign exchange gain (loss), net	3	(3)	1
Gain (loss) on disposition of businesses and asset, net	(1)	(6)	(2)
Operating profit (loss)	186	188	310
Equity in net earnings (loss) of affiliates	50	40	52
Interest expense	(29)	(30)	(41)
Refinancing expense	—	—	(4)
Interest income	—	1	3
Dividend income - cost investments	26	26	29
Other income (expense), net	(8)	2	(2)
Earnings (loss) from continuing operations before tax	225	227	347
Income tax (provision) benefit	(74)	(24)	(90)
Earnings (loss) from continuing operations	151	203	257
Earnings (loss) from operation of discontinued operations	—	(3)	(7)
Income tax (provision) benefit from discontinued operations	—	1	2
Earnings (loss) from discontinued operations	—	(2)	(5)
Net earnings (loss)	151	201	252
Net (earnings) loss attributable to noncontrolling interests	10	4	1
Net earnings (loss) attributable to Celanese Corporation	161	205	253
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	161	207	258
Earnings (loss) from discontinued operations	—	(2)	(5)
Net earnings (loss)	161	205	253
Earnings (loss) per common share - basic
Continuing operations	1.07	1.35	1.67
Discontinued operations	—	(0.01)	(0.03)
Net earnings (loss) - basic	1.07	1.34	1.64
Earnings (loss) per common share - diluted
Continuing operations	1.07	1.34	1.66
Discontinued operations	—	(0.01)	(0.03)
Net earnings (loss) - diluted	1.07	1.33	1.63
Weighted average shares (in millions)
Basic	149.8	153.5	154.5
Diluted	151.0	154.0	155.2

Consolidated Balance Sheets - Unaudited

	As of September 30, 2015	As of December 31, 2014
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	952	780
Trade receivables - third party and affiliates, net	793	801
Non-trade receivables, net	231	241
Inventories	738	782
Deferred income taxes	15	29
Marketable securities, at fair value	30	32
Other assets	37	33
Total current assets	2,796	2,698
Investments in affiliates	868	876
Property, plant and equipment, net	3,778	3,733
Deferred income taxes	278	253
Other assets	350	377
Goodwill	716	749
Intangible assets, net	122	132
Total assets	8,908	8,818
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	463	137
Trade payables - third party and affiliates	608	757
Other liabilities	331	432
Deferred income taxes	7	7
Income taxes payable	107	5
Total current liabilities	1,516	1,338
Long-term debt	2,541	2,608
Deferred income taxes	122	141
Uncertain tax positions	165	159
Benefit obligations	1,103	1,211
Other liabilities	264	283
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(1,031)	(611)
Additional paid-in capital	127	103
Retained earnings	3,962	3,491
Accumulated other comprehensive income (loss), net	(292)	(165)
Total Celanese Corporation stockholders' equity	2,766	2,818
Noncontrolling interests	431	260
Total equity	3,197	3,078
Total liabilities and equity	8,908	8,818